EXHIBIT 99.1

For Immediate Release

Contact:	Claire M. Chadwick
SVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Reports
Earnings for the Year Ended December 31, 2009

Midland Park, NJ – February 8, 2010 – Stewardship Financial Corporation (NASDAQ:SSFN), the holding company for Atlantic Stewardship Bank, reported net income for the year ended December 31, 2009 of $3.6 million, or $0.54 per diluted common share, compared to net income of $3.5 million, or $0.60 per diluted common share, for the year ended December 31, 2008.  For the three months ended December 31, 2009 net income was $774,000, or $0.11 per diluted common share, compared to net income of $423,000, or $0.07 per diluted common share, for the same prior year period.  All per share calculations have been adjusted for 5% stock dividends paid in November 2009 and 2008.
“We are pleased to report that Stewardship Financial Corporation had another profitable year despite facing economic and unprecedented challenges in 2009,” said Paul Van Ostenbridge, President and Chief Executive Officer.  Positives for 2009 included effective cost control efforts, a relatively stable net interest margin, strong levels of noninterest income, robust core deposit growth and a solid investment portfolio.  The effects of increases in net interest income and noninterest income, including gains from the sale of mortgages, were largely offset by increased costs associated with Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums.

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	February 8, 2010

The Corporation reported net interest income for the year ended December 31, 2009 of $23.3 million, representing an increase of 4.7% over the comparable prior year amount.  Net interest income and margin remained strong during 2009 as a result of proactively managing funding costs in an effort to mitigate the lower asset yields attributable to historically low market rates.  The reported net interest spread and margin for the year ended December 31, 2009 of 3.45% and 3.89%, respectively, were comparable to the net interest spread and margin of 3.43% and 4.00%, respectively, for the prior year.
For both the years ended December 31, 2009 and 2008 the Corporation recorded a provision for loan losses amounting to $3.6 million.  While the provision for loan losses in 2008 was a direct result of problems related to a few commercial credit facilities, the current year provision for loan losses is reflective of current economic conditions that have contributed to an increase in loan delinquencies and the softness in the real estate market.  At December 31, 2009, the total allowance for loan losses amounted to $6.9 million, or 1.50% of total loans, as compared to $5.2 million, or 1.18% of total loans, at December 31, 2008.
Van Ostenbridge commented, “Asset quality issues, caused by the economic downturn which began in 2008, were a major area of concern for all of 2009.”  Non-performing loans amounted to 4.98% of total loans at December 31, 2009 compared to 1.46% at December 31, 2008.    Van Ostenbridge went on to state, “To address credit issues and help maintain profitability going forward, management has been diligent in efforts to identify and resolve nonperforming loans.”
At the end of 2008, the Corporation sold its merchant servicing portfolio and, as a result, a decline in both noninterest income and noninterest expense is reflected for the year ended December 31, 2009.

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	February 8, 2010

As a result of increased attention to controlling operating costs, noninterest expense declined in 2009 when compared to 2008.  However, offsetting decreases in certain expense line items was a significant increase in FDIC insurance premiums for all insured financial institutions.  In addition to an industry-wide increase in regular assessment rates, FDIC insurance premiums include a $300,000 special FDIC assessment imposed during 2009.
At December 31, 2009 total assets were $663.8 million, compared to $611.8 million at December 31, 2008.  The securities available for sale and held to maturity portfolios together increased $31.9 million, primarily reflecting the leverage strategy undertaken to invest the $10 million in funds raised through the issuance of preferred stock under the Capital Purchase Program (the “CPP”).  Despite a difficult economic environment, gross loans receivable grew $20.8 million, or 4.7%, to $460.5 million at December 31, 2009.  Included in assets at December 31, 2009 was approximately $3.2 million for the FDIC mandated prepayment of insurance premiums representing estimated FDIC assessments through December 31, 2012, which will be reduced over the next three years as actual FDIC assessments are incurred.
Deposits totaled $529.9 million at December 31, 2009.  Deposits at December 31, 2008 of $506.5 million included $30.7 million of brokered CDs.  After the payoff of these brokered CDs, growth in core customer deposits totaled $54.1 million, or over 11%.  The early 2009 introduction of our new Power Rate checking product was a primary driving force in the growth in deposits.  This new account pays a premium rate of interest and refunds ATM fees charged by other financial institutions.  In return, the customer has simple monthly qualification factors such as enrolling in online banking with electronic statements and minimum levels of debit card usage.
Total stockholders’ equity at December 31, 2009 of $53.5 million includes the increase from the $10 million received on January 30, 2009 under the CPP.  Van Ostenbridge summarized, “While we remain guardedly optimistic about improvement in the economy and stabilization of real

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	February 8, 2010

estate values, the Corporation’s strong capital position provides us with the ability to withstand further challenges.  In addition to our standard objectives of growing core deposits and lending those funds in our communities, and the resolution of credit issues, the Corporation has been investing in new products and services to meet the increasingly sophisticated needs of our commercial and retail customers.”
Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey.  The bank is known for tithing 10% of its pre-tax profits to Christian and local charities.  The Bank’s Tithe amounts to $7.0 million in total donations since the program began.
We invite you to visit our website at www.asbnow.com for additional information.
The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.”  Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments

Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	December 31,	September 30,	December 31,
	2009	2009	2008

Selected Financial Condition Data:
Cash and cash equivalents	$8,871	$13,646	$12,814
Securities available for sale	103,026	90,460	90,023
Securities held to maturity	67,717	75,232	48,856
FHLB Stock	3,227	3,195	2,420
Loans receivable:
Loans receivable, gross	460,476	451,242	439,656
Allowance for loan losses	(6,920)	(7,249)	(5,166)
Other, net	(437)	(441)	(387)
Loans receivable, net	453,119	443,552	434,103

Loans held for sale	660	1,018	394
Other assets	27,224	22,518	23,206
Total assets	$663,844	$649,621	$611,816

Total deposits	$529,930	$514,612	$506,531
Other borrowings	54,600	53,900	36,900
Subordinated debentures	7,217	7,217	7,217
Securities sold under agreements to repurchase	15,396	16,019	15,160
Other liabilities	3,190	3,801	3,212
Stockholders' equity	53,511	54,072	42,796
Total liabilities and stockholders' equity	$663,844	$649,621	$611,816

Book value per common share	$7.50	$7.60	$7.31

Equity to assets	8.06%	8.32%	6.99%

Asset Quality Data:
Nonaccrual loans	$19,656	$14,536	$4,230
Loans past due 90 days or more and accruing	415	728	353
Restructured loans	2,846	2,417	1,855
Total nonperforming loans	$22,917	$17,681	$6,438

Non-performing loans to total loans	4.98%	3.92%	1.46%
Non-performing loans to total assets	3.45%	2.72%	1.05%
Allowance for loan losses to nonperforming loans	30.20%	41.00%	80.24%
Allowance for loan losses to total gross loans	1.50%	1.61%	1.18%

All share data has been restated to include the effects of a 5% stock dividend paid in November 2009.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
	2009	2008	2009	2008
Selected Operating Data:
Interest income	$8,531	$8,797	$34,156	$35,074
Interest expense	2,580	3,022	10,811	12,771
Net interest and dividend income	5,951	5,775	23,345	22,303
Provision for loan losses	1,200	2,050	3,575	3,585
Net interest and dividend income
after provision for loan losses	4,751	3,725	19,770	18,718

Noninterest income:
Fees and service charges	485	266	1,847	1,333
Bank owned life insurance	84	82	322	326
Gain on sales of mortgage loans	22	37	294	193
Gain on calls and sales of securities	3	42	258	103
Merchant processing	-	347	118	1,417
Gain on sale of merchant portfolio	-	509	-	509
Other	62	47	294	336
Total noninterest income	656	1,330	3,133	4,217

Noninterest expenses:
Salaries and employee benefits	2,000	2,051	8,264	8,129
Occupancy, net	460	448	1,858	1,802
Equipment	292	285	1,087	1,127
Data processing	336	312	1,218	1,209
FDIC insurance premium	238	94	1,124	317
Charitable contributions	208	153	619	627
Merchant processing	-	314	108	1,258
Other	818	926	3,512	3,517
Total noninterest expenses	4,352	4,583	17,790	17,986
Income before income tax expense	1,055	472	5,113	4,949
Income tax expense	281	49	1,479	1,448
Net income	774	423	3,634	3,501
Dividends on preferred stock and accretion	137	-	504	-
Net income available to common stockholders	$637	$423	$3,130	$3,501

Weighted avg. no. of diluted common shares	5,838,262	5,854,713	5,838,262	5,865,126
Diluted earnings per common share	$0.11	$0.07	$0.54	$0.60

Return on average common equity	4.64%	3.99%	5.92%	8.34%

Return on average assets	0.47%	0.28%	0.57%	0.58%

Yield on average interest-earning assets	5.52%	6.06%	5.65%	6.23%
Cost of average interest-bearing liabilities	2.06%	2.57%	2.20%	2.80%
Net interest rate spread	3.46%	3.49%	3.45%	3.43%

Net interest margin	3.88%	3.99%	3.89%	4.00%

All share data has been restated to include the effects of a 5% stock dividend paid in November 2009.

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